Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 25, 2007, with respect to the consolidated financial statements of ZARS, Inc., included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-143633) and related Prospectus of ZARS, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Salt Lake City, Utah
July 13, 2007